Exhibit 99.1
FOR IMMEDIATE RELEASE

JOHNSON CONTROLS REPORTS FISCAL Q4 & FULL YEAR RESULTS, DEMONSTRATING CONTINUED STRONG EXECUTION IN A CHALLENGING ENVIRONMENT

________________________________________________________________________________
▪GAAP EPS of $0.60; Q4 adjusted EPS of $0.76, down 3% versus prior year
▪GAAP EPS of $0.84; Full year adjusted EPS of $2.24, up 14% versus prior year
▪Sequential quarterly improvement in sales, orders and profitability
▪Continued focus on cost mitigation actions in response to global pandemic
▪Q4 and full year cash provided by operating activities of $1.0 billion and $2.5 billion, respectively; Q4 and full year adjusted free cash flow of $1.0 billion and $1.9 billion (115% conversion), respectively
▪Completed approximately $750 million of planned share repurchases in Q4; $2.2 billion for full year
▪Provides fiscal 2021 first quarter adjusted earnings per share guidance range of $0.39 to $0.41
________________________________________________________________________________

CORK, Ireland, November 3, 2020 -- Johnson Controls International plc (NYSE: JCI) today reported fiscal fourth quarter 2020 GAAP earnings per share (“EPS”) from continuing operations, including special items, of $0.60. Excluding these items, adjusted EPS from continuing operations was $0.76, down 3% versus the prior year period (see attached footnotes for non-GAAP reconciliation).
Sales of nearly $6.0 billion decreased 5% compared to the prior year and declined 6% organically, reflecting the continued impact of the COVID-19 pandemic.
GAAP net income from continuing operations was $441 million, earnings before interest and taxes (“EBIT”) was $583 million and EBIT margin was 9.8%. Adjusted net income from continuing operations was $563 million, adjusted EBIT was $770 million and adjusted EBIT margin was 12.9%, in line with prior year results despite the revenue decline.
“Looking back on what was an extraordinary year, I am incredibly proud of how our teams responded in a time of a global pandemic and the progress that we made as an organization. We remained focused on executing on our priorities to support our customers with the most innovative products and solutions, including our OpenBlue digital platform, contributing to a more sustainable world while maintaining the health and safety of our employees and their families, our customers and partners,” said George Oliver, chairman and CEO. “In the fourth quarter, we performed very well across all of our end markets delivering revenue and EBIT above our prior guidance, with best in class decrementals. This is a result of continued strong execution on our cost-out initiatives, while maintaining strong reinvestment into our growth platforms.”

Oliver continued, “from a strategic perspective, we executed on the initiatives we set out to accomplish at the beginning of the year, all of which enhance the long-term competitiveness of our business. I remain confident that Johnson Controls is well positioned to capitalize on the strong secular trends in buildings and infrastructure, providing innovative solutions enhancing air purification and health & safety, while delivering on our customers sustainability goals with industry leading energy management.”

Income and EPS amounts attributable to Johnson Controls ordinary shareholders
($ millions, except per-share amounts)
The financial highlights presented in the tables below are in accordance with GAAP, unless otherwise indicated. All comparisons are to the fourth fiscal quarter and full fiscal year of 2019.
Organic sales growth, organic EBITA growth, segment EBITA, adjusted segment EBITA, adjusted corporate expense, EBIT, adjusted EBIT, adjusted net income from continuing operations, adjusted EPS from continuing operations and adjusted free cash flow are non-GAAP financial measures. For a reconciliation of these non-GAAP measures and detail of the special items, refer to the attached footnotes. A slide presentation to accompany the results can be found in the Investor Relations section of Johnson Controls’ website at http://investors.johnsoncontrols.com.

	Fiscal Q4				Fiscal Year
	GAAP		Adjusted		GAAP		Adjusted
	2019	2020	2019	2020	2019	2020	2019	2020
Sales	$6,274	$5,954	$6,274	$5,954	$23,968	$22,317	$23,968	$22,317
Segment EBITA	962	869	990	926	3,041	2,948	3,243	3,020
EBIT	75	583	812	770	1,406	1,134	2,490	2,365
Net income from continuing operations	612	441	615	563	1,100	631	1,710	1,688

Diluted EPS from continuing operations	$0.77	$0.60	$0.78	$0.76	$1.26	$0.84	$1.96	$2.24

SEGMENT RESULTS

Building Solutions North America

	Fiscal Q4				Fiscal Year
	GAAP		Adjusted		GAAP		Adjusted
	2019	2020	2019	2020	2019	2020	2019	2020
Sales	$2,401	$2,243	$2,401	$2,243	$9,031	$8,605	$9,031	$8,605
Segment EBITA	346	341	357	345	1,153	1,157	1,179	1,168
Segment EBITA Margin %	14.4%	15.2%	14.9%	15.4%	12.8%	13.4%	13.1%	13.6%

Sales in the quarter of $2.2 billion, decreased 7% versus the prior year. Organic sales were down 6% versus the prior year, driven by a decline in project installations and, to a much lesser extent, service. Growth in Performance Solutions was more than offset by a decline in Fire & Security and HVAC & Controls.
Orders in the quarter, excluding M&A and adjusted for foreign currency, decreased 9% year-over-year driven by lower demand due to the COVID-19 pandemic. Backlog at the end of the quarter of $5.9 billion was consistent with the prior year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $345 million, down 3% versus the prior year. Adjusted segment EBITA margin of 15.4% expanded 50 basis points versus the prior year driven by significant cost mitigation actions and restructuring benefits, which more than offset the volume decline and negative mix.

Building Solutions EMEA/LA (Europe, Middle East, Africa/Latin America)

	Fiscal Q4				Fiscal Year
	GAAP		Adjusted		GAAP		Adjusted
	2019	2020	2019	2020	2019	2020	2019	2020
Sales	$948	$906	$948	$906	$3,655	$3,440	$3,655	$3,440
Segment EBITA	110	101	111	103	368	338	372	340
Segment EBITA Margin %	11.6%	11.1%	11.7%	11.4%	10.1%	9.8%	10.2%	9.9%

Sales in the quarter of $906 million decreased 4% versus the prior year. Organic sales declined 7% versus the prior year driven by a decline in project installations and, to a much lesser extent, service. Volume declined across all regions and platforms.

Orders in the quarter, excluding M&A and adjusted for foreign currency, decreased 7% year-over-year driven by lower demand due to the COVID-19 pandemic. Backlog at the end of the quarter of $1.6 billion increased 1% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $103 million, down 7% versus the prior year. Adjusted segment EBITA margin of 11.4% declined 30 basis points over the prior year, including a 20 basis point headwind related to foreign currency. Adjusting for foreign currency, the underlying margin declined 10 basis points as the impact of the volume decline more than offset positive mix and mitigating cost actions.

Building Solutions Asia Pacific

	Fiscal Q4				Fiscal Year
	GAAP		Adjusted		GAAP		Adjusted
	2019	2020	2019	2020	2019	2020	2019	2020
Sales	$726	$661	$726	$661	$2,658	$2,403	$2,658	$2,403
Segment EBITA	101	90	103	97	341	319	343	326
Segment EBITA Margin %	13.9%	13.6%	14.2%	14.7%	12.8%	13.3%	12.9%	13.6%

Sales in the quarter of $661 million decreased 9% versus the prior year. Organic sales declined 10% versus the prior year primarily driven by a decline in project installations and, to a much lesser extent, service. Although China continues to rebound, declines continue in certain other parts of the region.
Orders in the quarter, excluding M&A and adjusted for foreign currency, increased 2% year-over-year driven by significantly improved demand in China. Backlog at the end of the quarter of $1.7 billion increased 10% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $97 million, down 6% versus the prior year. Adjusted segment EBITA margin of 14.7% expanded 50 basis points over the prior, including a 20 basis point benefit from foreign currency. Adjusting for foreign currency, the underlying margin improved 30 basis points as favorable mix and the benefit of mitigating cost actions more than offset the volume decline.

Global Products

	Fiscal Q4				Fiscal Year
	GAAP		Adjusted		GAAP		Adjusted
	2019	2020	2019	2020	2019	2020	2019	2020
Sales	$2,199	$2,144	$2,199	$2,144	$8,624	$7,869	$8,624	$7,869
Segment EBITA	405	337	419	381	1,179	1,134	1,349	1,186
Segment EBITA Margin %	18.4%	15.7%	19.1%	17.8%	13.7%	14.4%	15.6%	15.1%

Sales in the quarter of $2.1 billion decreased 3% versus the prior year. Organic sales also declined 3% versus the prior year with a low-single digit decline in both Building Management Systems and HVAC & Refrigeration Equipment and a high-single digit decline in Specialty Products.
Adjusted segment EBITA was $381 million, down 9% versus the prior year. Adjusted segment EBITA margin of 17.8% declined 130 basis points versus the prior year as positive price/cost and the benefit of mitigating cost actions was more than offset by the volume decline and related absorption as well as negative mix.

Corporate

	Fiscal Q4				Fiscal Year
	GAAP		Adjusted		GAAP		Adjusted
	2019	2020	2019	2020	2019	2020	2019	2020
Corporate Expense	($172)	($68)	($89)	($58)	($405)	($371)	($376)	($269)

Adjusted Corporate expense was $58 million in the quarter, a decrease of 35% compared to the prior year, driven primarily by mitigating cost actions, continued productivity savings and cost synergies, and cost reduction actions related to the Power Solutions sale.

OTHER ITEMS
▪For the quarter, cash provided by operating activities from continuing operations was $1.0 billion and capital expenditures were $0.1 billion, resulting in free cash flow from continuing operations of $0.9 billion. Adjusted free cash flow was $1.0 billion, which excludes net cash outflows of $0.2 billion primarily related to restructuring and integration payments.

▪For the full year, cash provided by operating activities from continuing operations was $2.5 billion and capital expenditures were $0.4 billion, resulting in a free cash flow from continuing operations of $2.0 billion. Adjusted free cash flow was $1.9 billion, which excludes net cash inflows of $0.1 billion primarily related to a non-recurring tax refund, partially offset by restructuring and integration payments.
▪During the quarter, the Company repurchased 19 million shares for approximately $750 million. For the full year, the Company repurchased 55 million shares for $2.2 billion.
▪During the quarter, the Company repaid $2.2 billion of European debt, bank loans and other current maturities, including a €750M Euro note originally due December 2020, and refinanced approximately $1.8 billion. As part of the refinancing, the Company issued two €500M European bonds (7 and 12-year maturities). The Company also issued a $625 million 10-year bond in its inaugural green bond offering.
▪During the quarter, the Company recorded net pre-tax mark-to-market losses of $120 million related primarily to year-end pension adjustments as a result of lower interest rates.
▪During the quarter, the Company recorded pre-tax integration costs of $28 million and an acquisition related compensation charge of $39 million.
▪During the quarter, the Company recorded a tax benefit of $26 million related to net tax audit reserve adjustments.

FY21 FIRST QUARTER GUIDANCE
The Company announced fiscal 2021 first quarter guidance:
▪Organic revenue decline in the range of 5 to 7%
▪Adjusted EBIT margin expansion of 20 to 40 basis points, year-over-year
▪Adjusted EPS before special items of $0.39 to $0.41

JOHNSON CONTROLS CONTACTS:

INVESTORS:	MEDIA:

Antonella Franzen	Phil Clement
Direct: 609.720.4665	Direct: 414.208.5161
Email: antonella.franzen@jci.com	Email: phil.clement@jci.com

Ryan Edelman	Fraser Engerman
Direct: 609.720.4545	Direct: 414.308.8321
Email: ryan.edelman@jci.com	Email: fraser.engerman@jci.com

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About Johnson Controls:
At Johnson Controls, we transform the environments where people live, work, learn and play. From optimizing building performance to improving safety and enhancing comfort, we drive the outcomes that matter most. We deliver our promise in industries such as healthcare, education, data centers, and manufacturing. With a global team of 100,000 experts in more than 150 countries and over 130 years of innovation, we are the power behind our customers’ mission. Our leading portfolio of building technology and solutions includes some of the most trusted names in the industry, such as Tyco®, YORK®, Metasys®, Ruskin®, Titus®, Frick®, PENN®, Sabroe®, Simplex®, Ansul® and Grinnell®. For more information, visit www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter
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Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements
Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: Johnson Controls’ ability to manage general economic, business, capital market and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic; the strength of the U.S. or other economies; changes or uncertainty in laws, regulations, rates, policies or interpretations that impact Johnson Controls’ business operations or tax status; the ability to develop or acquire new products and technologies that achieve market acceptance; changes to laws or policies governing foreign trade, including increased tariffs or trade restrictions; maintaining the capacity, reliability and security of our enterprise and product information technology infrastructure; the risk of infringement or expiration of intellectual property rights; any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as its merger with Tyco and the disposition of the Power Solutions business; the outcome of litigation and governmental proceedings; the ability to hire and retain key senior management; the tax treatment of recent portfolio transactions; significant transaction costs and/or unknown liabilities associated with such transactions; the availability of raw materials and component products; fluctuations in currency exchange rates; work stoppages, union negotiations, labor disputes and other matters associated with the labor force; the cancellation of or changes to commercial arrangements. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the 2019 fiscal year filed with the SEC on November 21, 2019, which is available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. The description of certain of these risks is supplemented in Item 1A of Part II of Johnson Controls’ subsequently filed Quarterly Reports on Form 10-Q. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.
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Non-GAAP Financial Information
The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include restructuring and impairment costs, transaction costs, integration costs, net mark-to-market adjustments, tax indemnification reserve release, environmental reserve, loss on extinguishment of debt, Power Solutions gain on sale (net of transaction and other costs), the impact of ceasing the depreciation / amortization expense for Power Solutions business as the business is held for sale, acquisition related compensation charges and discrete tax items. Financial information regarding organic sales, EBIT, EBIT margin, segment EBITA, adjusted segment EBITA, adjusted organic segment EBITA, adjusted segment EBITA margin, adjusted corporate expense, free cash flow, adjusted free cash flow, and adjusted net income (loss) from continuing operations are also presented, which are non-GAAP performance measures. Adjusted segment EBITA excludes special items such as transaction costs, integration costs, environmental reserve and acquisition related compensation charges because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For further information on the calculation of thee non-GAAP measures and a reconciliation of these non-GAAP measures, refer to the attached footnotes.
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JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2020	2019

Net sales	$5,954	$6,274
Cost of sales	3,979	4,294
Gross profit	1,975	1,980

Selling, general and administrative expenses	(1,453)	(1,960)
Restructuring and impairment costs	—	—
Net financing charges	(62)	(48)
Equity income	61	55

Income from continuing operations before income taxes	521	27

Income tax provision (benefit)	31	(627)

Income from continuing operations	490	654

Income from discontinued operations, net of tax	—	—

Net income	490	654

Less: Income from continuing operations attributable to noncontrolling interests	49	42
Less: Income from discontinued operations attributable to noncontrolling interests	—	—

Net income attributable to JCI	$441	$612

Income from continuing operations	$441	$612
Income from discontinued operations	—	—

Net income attributable to JCI	$441	$612

Diluted earnings per share from continuing operations	$0.60	$0.77
Diluted earnings per share from discontinued operations	—	—
Diluted earnings per share	$0.60	$0.77

Diluted weighted average shares	738.1	791.7
Shares outstanding at period end	726.2	777.6

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)
	Twelve Months Ended September 30,
	2020	2019

Net sales	$22,317	$23,968
Cost of sales	14,906	16,275
Gross profit	7,411	7,693

Selling, general and administrative expenses	(5,665)	(6,244)
Restructuring and impairment costs	(783)	(235)
Net financing charges	(231)	(350)
Equity income	171	192

Income from continuing operations before income taxes	903	1,056

Income tax provision (benefit)	108	(233)

Income from continuing operations	795	1,289

Income from discontinued operations, net of tax	—	4,598

Net income	795	5,887

Less: Income from continuing operations attributable to noncontrolling interests	164	189
Less: Income from discontinued operations attributable to noncontrolling interests	—	24

Net income attributable to JCI	$631	$5,674

Income from continuing operations	$631	$1,100
Income from discontinued operations	—	4,574

Net income attributable to JCI	$631	$5,674

Diluted earnings per share from continuing operations	$0.84	$1.26
Diluted earnings per share from discontinued operations	—	5.23
Diluted earnings per share	$0.84	$6.49

Diluted weighted average shares	753.6	874.3
Shares outstanding at period end	726.2	777.6

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)
	September 30, 2020	September 30, 2019
ASSETS
Cash and cash equivalents	$1,951	$2,805
Accounts receivable - net	5,294	5,770
Inventories	1,773	1,814
Assets held for sale	—	98
Other current assets	1,035	1,906
Current assets	10,053	12,393

Property, plant and equipment - net	3,059	3,348
Goodwill	17,932	18,178
Other intangible assets - net	5,356	5,632
Investments in partially-owned affiliates	914	853
Noncurrent assets held for sale	147	60
Other noncurrent assets	3,354	1,823
Total assets	$40,815	$42,287

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$293	$511
Accounts payable and accrued expenses	3,958	4,535
Liabilities held for sale	—	44
Other current liabilities	3,997	3,980
Current liabilities	8,248	9,070

Long-term debt	7,526	6,708
Other noncurrent liabilities	6,508	5,680
Shareholders' equity attributable to JCI	17,447	19,766
Noncontrolling interests	1,086	1,063
Total liabilities and equity	$40,815	$42,287

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)
	Three Months Ended September 30,
	2020	2019
Operating Activities
Net income attributable to JCI from continuing operations	$441	$612
Income from continuing operations attributable to noncontrolling interests	49	42

Net income from continuing operations	490	654

Adjustments to reconcile net income from continuing operations to cash provided by operating activities:
Depreciation and amortization	206	200
Pension and postretirement benefit expense	76	600
Pension and postretirement contributions	(18)	(2)
Equity in earnings of partially-owned affiliates, net of dividends received	(45)	(40)
Deferred income taxes	(389)	230
Other - net	(39)	16
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	106	182
Inventories	250	217
Other assets	68	(37)
Restructuring reserves	(87)	(37)
Accounts payable and accrued liabilities	14	92
Accrued income taxes	348	(1,043)
Cash provided by operating activities from continuing operations	980	1,032

Investing Activities
Capital expenditures	(96)	(185)
Acquisition of businesses, net of cash acquired	(18)	(9)
Business divestitures, net of cash divested	135	—
Other - net	30	24
Cash provided (used) by investing activities from continuing operations	51	(170)

Financing Activities
Decrease in short and long-term debt - net	(422)	(10)
Stock repurchases	(737)	(861)
Payment of cash dividends	(194)	(208)
Dividends paid to noncontrolling interests	(47)	—
Proceeds from the exercise of stock options	33	60
Cash paid to acquire a noncontrolling interest	(132)	—
Employee equity-based compensation withholding	(1)	(5)
Other - net	(8)	5
Cash used by financing activities from continuing operations	(1,508)	(1,019)

Discontinued Operations
Net cash used by operating activities	(5)	(658)
Net cash provided by investing activities	—	31
Net cash provided by financing activities	—	—
Net cash flows used by discontinued operations	(5)	(627)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	87	(96)
Changes in cash held for sale	—	—
Decrease in cash, cash equivalents and restricted cash	$(395)	$(880)

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)
	Twelve Months Ended September 30,
	2020	2019
Operating Activities
Net income attributable to JCI from continuing operations	$631	$1,100
Income from continuing operations attributable to noncontrolling interests	164	189

Net income from continuing operations	795	1,289

Adjustments to reconcile net income from continuing operations to cash provided by operating activities:
Depreciation and amortization	822	825
Pension and postretirement benefit expense	118	515
Pension and postretirement contributions	(61)	(53)
Equity in earnings of partially-owned affiliates, net of dividends received	(36)	(34)
Deferred income taxes	(537)	612
Non-cash restructuring and impairment costs	582	235
Other - net	(16)	124
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	534	(312)
Inventories	45	(72)
Other assets	(52)	(99)
Restructuring reserves	(29)	(121)
Accounts payable and accrued liabilities	(717)	56
Accrued income taxes	1,031	(1,222)
Cash provided by operating activities from continuing operations	2,479	1,743

Investing Activities
Capital expenditures	(443)	(586)
Acquisition of businesses, net of cash acquired	(77)	(25)
Business divestitures, net of cash divested	135	12
Other - net	127	66
Cash used by investing activities from continuing operations	(258)	(533)

Financing Activities
Increase (decrease) in short and long-term debt - net	385	(3,629)
Stock repurchases	(2,204)	(5,983)
Payment of cash dividends	(790)	(920)
Proceeds from the exercise of stock options	75	171
Dividends paid to noncontrolling interests	(114)	(132)
Cash paid to acquire a noncontrolling interest	(132)	—
Employee equity-based compensation withholding	(34)	(31)
Other - net	(10)	5
Cash used by financing activities from continuing operations	(2,824)	(10,519)

Discontinued Operations
Net cash used by operating activities	(260)	(541)
Net cash provided by investing activities	—	12,611
Net cash used by financing activities	(113)	(35)
Net cash flows provided (used) by discontinued operations	(373)	12,035

Effect of exchange rate changes on cash, cash equivalents and restricted cash	115	(120)
Changes in cash held for sale	—	15
Increase (decrease) in cash, cash equivalents and restricted cash	$(861)	$2,621

FOOTNOTES
1. Financial Summary

The Company evaluates the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, restructuring and impairment costs, and the net mark-to-market adjustments related to restricted asbestos investments and pension and postretirement plans. The financial results shown below are for continuing operations and exclude the Power Solutions business.

(in millions; unaudited)	Three Months Ended September 30,
	2020		2019
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales
Building Solutions North America	$2,243	$2,243	$2,401	$2,401
Building Solutions EMEA/LA	906	906	948	948
Building Solutions Asia Pacific	661	661	726	726
Global Products	2,144	2,144	2,199	2,199
Net sales	$5,954	$5,954	$6,274	$6,274

Segment EBITA (1)
Building Solutions North America	$341	$345	$346	$357
Building Solutions EMEA/LA	101	103	110	111
Building Solutions Asia Pacific	90	97	101	103
Global Products	337	381	405	419
Segment EBITA	869	926	962	990
Corporate expenses (2)	(68)	(58)	(172)	(89)
Amortization of intangible assets	(98)	(98)	(89)	(89)
Net mark-to-market adjustments (3)	(120)	—	(626)	—
Restructuring and impairment costs (4)	—	—	—	—
EBIT (5)	583	770	75	812
EBIT margin	9.8%	12.9%	1.2%	12.9%
Net financing charges (6)	(62)	(62)	(48)	(48)
Income from continuing operations before income taxes	521	708	27	764
Income tax benefit (provision) (7)	(31)	(96)	627	(103)
Income from continuing operations	490	612	654	661
Income from continuing operations attributable to noncontrolling interests	(49)	(49)	(42)	(46)
Net income from continuing operations attributable to JCI	$441	$563	$612	$615

(in millions; unaudited)	Twelve Months Ended September 30,
	2020		2019
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales
Building Solutions North America	$8,605	$8,605	$9,031	$9,031
Building Solutions EMEA/LA	3,440	3,440	3,655	3,655
Building Solutions Asia Pacific	2,403	2,403	2,658	2,658
Global Products	7,869	7,869	8,624	8,624
Net sales	$22,317	$22,317	$23,968	$23,968

Segment EBITA (1)
Building Solutions North America	$1,157	$1,168	$1,153	$1,179
Building Solutions EMEA/LA	338	340	368	372
Building Solutions Asia Pacific	319	326	341	343
Global Products	1,134	1,186	1,179	1,349
Segment EBITA	2,948	3,020	3,041	3,243
Corporate expenses (2)	(371)	(269)	(405)	(376)
Amortization of intangible assets	(386)	(386)	(377)	(377)
Net mark-to-market adjustments (3)	(274)	—	(618)	—
Restructuring and impairment costs (4)	(783)	—	(235)	—
EBIT (5)	1,134	2,365	1,406	2,490
EBIT margin	5.1%	10.6%	5.9%	10.4%
Net financing charges (6)	(231)	(231)	(350)	(290)
Income from continuing operations before income taxes	903	2,134	1,056	2,200
Income tax benefit (provision) (7)	(108)	(288)	233	(297)
Income from continuing operations	795	1,846	1,289	1,903
Income from continuing operations attributable to noncontrolling interests	(164)	(158)	(189)	(193)
Net income from continuing operations attributable to JCI	$631	$1,688	$1,100	$1,710

(1) The Company's press release and earnings presentation contains financial information regarding segment EBITA, adjusted segment EBITA and adjusted segment EBITA margins, which are non-GAAP performance measures. The Company's definition of adjusted segment EBITA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its businesses. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of segment EBITA to income from continuing operations is shown earlier within this footnote. The following is the three months ended September 30, 2020 and 2019 reconciliation of segment EBITA and segment EBITA margin as reported to adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Solutions North America		Building Solutions EMEA/LA		Building Solutions Asia Pacific		Global Products		Consolidated JCI plc
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Segment EBITA as reported	$341	$346	$101	$110	$90	$101	$337	$405	$869	$962
Segment EBITA margin as reported	15.2%	14.4%	11.1%	11.6%	13.6%	13.9%	15.7%	18.4%	14.6%	15.3%

Adjusting items:
Integration costs	4	11	2	1	7	2	5	14	18	28
Acquisition related compensation charge	—	—	—	—	—	—	39	—	39	—

Adjusted segment EBITA	$345	$357	$103	$111	$97	$103	$381	$419	$926	$990
Adjusted segment EBITA margin	15.4%	14.9%	11.4%	11.7%	14.7%	14.2%	17.8%	19.1%	15.6%	15.8%

The following is the twelve months ended September 30, 2020 and 2019 reconciliation of segment EBITA and segment EBITA margin as reported to adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Solutions North America		Building Solutions EMEA/LA		Building Solutions Asia Pacific		Global Products		Consolidated JCI plc
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Segment EBITA as reported	$1,157	$1,153	$338	$368	$319	$341	$1,134	$1,179	$2,948	$3,041
Segment EBITA margin as reported	13.4%	12.8%	9.8%	10.1%	13.3%	12.8%	14.4%	13.7%	13.2%	12.7%

Adjusting items:
Integration costs	11	26	2	4	7	2	13	30	33	62
Acquisition related compensation charge	—	—	—	—	—	—	39	—	39	—
Environmental reserve (8)	—	—	—	—	—	—	—	140	—	140

Adjusted segment EBITA	$1,168	$1,179	$340	$372	$326	$343	$1,186	$1,349	$3,020	$3,243
Adjusted segment EBITA margin	13.6%	13.1%	9.9%	10.2%	13.6%	12.9%	15.1%	15.6%	13.5%	13.5%

(2) Adjusted Corporate expenses excludes special items because these costs are not considered to be directly related to the underlying operating performance of the Company's business. Adjusted Corporate expenses for the three months ended September 30, 2020 excludes $10 million of integration costs. Adjusted Corporate expenses for the twelve months ended September 30, 2020 excludes $102 million of integration costs. Adjusted Corporate expenses for the three months ended September 30, 2019 excludes $79 million of integration costs and $4 million of transaction costs. Adjusted Corporate expenses for the twelve months ended September 30, 2019 excludes $244 million of integration costs and $11 million of transaction costs, partially offset by $226 million of income as a result of a tax indemnification reserve release.

(3) The three months ended September 30, 2020 exclude the net mark-to-market adjustments on restricted investments and pension and postretirement plans of $120 million. The twelve months ended September 30, 2020 exclude the net mark-to-market adjustments on restricted investments and pension and postretirement plans of $274 million. The three months ended September 30, 2019 exclude the net mark-to-market adjustments on restricted investments and pension and postretirement plans of $626 million. The twelve months ended September 30, 2019 exclude the net mark-to-market adjustments on restricted investments and pension and postretirement plans of $618 million.

(4) Restructuring and impairment costs for the twelve months ended September 30, 2020 of $783 million are excluded from the adjusted non-GAAP results. The restructuring actions and impairment costs for the twelve months ended September 30, 2020 are related primarily to workforce reductions, plant closures, asset impairments, and indefinite-lived intangible asset and goodwill impairments primarily related to the Company's retail business. Restructuring and impairment costs for the twelve months ended September 30, 2019 of $235 million are excluded from the adjusted non-GAAP results. The restructuring actions and impairment costs for the twelve months ended September 30, 2019 result from the impairment of a Global Products business classified as held for sale.

(5) Management defines earnings before interest and taxes (EBIT) as income (loss) from continuing operations before net financing charges, income taxes and noncontrolling interests. EBIT is a non-GAAP performance measure. Management believes this non-GAAP measure is useful to investors in understanding the ongoing operations and business trends of the Company. A reconciliation of EBIT to income (loss) from continuing operations is shown earlier within this footnote.

(6) Adjusted net financing charges for the twelve months ended September 30, 2019 exclude a loss on debt extinguishment of $60 million.

(7) Adjusted income tax provision for the three months ended September 30, 2020 excludes tax benefits from net mark-to-market adjustments of $27 million, valuation allowance adjustments of $26 million, an acquisition related compensation charge of $9 million and integration costs of $3 million. Adjusted income tax provision for the twelve months ended September 30, 2020 excludes tax benefits from net mark-to-market adjustments of $65 million, restructuring and impairment costs of $48 million, tax audit reserve adjustments of $44 million, valuation allowance adjustments of $26 million, integration costs of $18 million and an acquisition related compensation charge of $9 million, partially offset by tax provisions related to Switzerland tax reform of $30 million. Adjusted income tax provision for the three months ended September 30, 2019 excludes tax benefits primarily related to tax audit reserve adjustments of $586 million, net mark-to-market adjustments of $132 million and integration costs of $12 million. Adjusted income tax provision for the twelve months ended September 30, 2019 excludes tax benefits primarily related to tax audit reserve adjustments of $586 million, net mark-to-market adjustments of $130 million, restructuring and impairment charges of $53 million, integration costs of $34 million, an environmental reserve of $28 million and transaction costs of $1 million, partially offset by tax provisions primarily related to new U.S. tax regulations of $226 million and valuation allowance adjustments of $76 million as a result of changes in U.S tax law.

(8) An environmental charge for the twelve months ended September 30, 2019 of $140 million is excluded from the adjusted non-GAAP results. The $140 million is related to remediation efforts to be undertaken to address contamination at our facilities in Marinette, Wisconsin. A substantial portion of the reserve relates to the remediation of fire-fighting foams containing PFAS compounds at or near our Fire Technology Center in Marinette.

2. Diluted Earnings Per Share Reconciliation

The Company's press release and earnings presentation contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include transaction/integration costs, net mark-to-market adjustments, restructuring and impairment costs, an acquisition related compensation charge, tax indemnification reserve release, environmental reserve, loss on extinguishment of debt, gain on sale of Power Solutions business, net of transaction and other costs, impact of ceasing the depreciation and amortization expense for the Power Solutions business as the business is held for sale, and discrete tax items. The Company excludes these items because they are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of diluted earnings per share as reported to adjusted diluted earnings per share for the respective periods is shown below (unaudited):

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations		Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Three Months Ended		Three Months Ended		Twelve Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,		September 30,
	2020	2019	2020	2019	2020	2019	2020	2019

Earnings per share as reported for JCI plc	$0.60	$0.77	$0.60	$0.77	$0.84	$6.49	$0.84	$1.26

Adjusting items:
Transaction costs	—	0.01	—	0.01	—	0.01	—	0.01
Integration costs	0.04	0.14	0.04	0.14	0.18	0.35	0.18	0.35
Related tax impact	—	(0.02)	—	(0.02)	(0.02)	(0.04)	(0.02)	(0.04)
Acquisition related compensation charge	0.05	—	0.05	—	0.05	—	0.05	—
Related tax impact	(0.01)	—	(0.01)	—	(0.01)	—	(0.01)	—
Net mark-to-market adjustments	0.16	0.79	0.16	0.79	0.36	0.71	0.36	0.71
Related tax impact	(0.04)	(0.17)	(0.04)	(0.17)	(0.09)	(0.15)	(0.09)	(0.15)
Restructuring and impairment costs	—	—	—	—	1.04	0.27	1.04	0.27
Related tax impact	—	—	—	—	(0.06)	(0.06)	(0.06)	(0.06)
NCI impact of restructuring and impairment	—	—	—	—	(0.01)	—	(0.01)	—
Tax indemnification reserve release	—	—	—	—	—	(0.26)	—	(0.26)
Environmental reserve	—	—	—	—	—	0.16	—	0.16
Related tax impact	—	—	—	—	—	(0.03)	—	(0.03)
Loss on extinguishment of debt	—	—	—	—	—	0.07	—	0.07
Power Solutions gain on sale, net of
transaction and other costs	—	—	—	—	—	(5.95)	—	—
Related tax impact	—	—	—	—	—	1.43	—	—
Cease of Power Solutions
depreciation / amortization expense	—	—	—	—	—	(0.13)	—	—
Related tax impact	—	—	—	—	—	0.03	—	—
Discrete tax items	(0.04)	(0.74)	(0.04)	(0.74)	(0.05)	(0.24)	(0.05)	(0.32)
NCI impact of discrete tax items	—	—	—	—	0.01	—	0.01	—

Adjusted earnings per share for JCI plc*	$0.76	$0.78	$0.76	$0.78	$2.24	$2.65	$2.24	$1.96
* May not sum due to rounding

The following table reconciles the denominators used to calculate basic and diluted earnings per share for JCI plc (in millions; unaudited):

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Weighted average shares outstanding for JCI plc
Basic weighted average shares outstanding	735.2	786.7	751.0	870.2
Effect of dilutive securities:
Stock options, unvested restricted stock
and unvested performance share awards	2.9	5.0	2.6	4.1
Diluted weighted average shares outstanding	738.1	791.7	753.6	874.3

The Company has presented forward-looking statements regarding adjusted EPS, organic revenue decline, adjusted EBIT margin and adjusted free cash flow conversion, which are non-GAAP financial measures. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures are a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period, including but not limited to the high variability of the net mark-to-market adjustments and the effect of foreign currency exchange fluctuations. Our fiscal 2021 first quarter guidance for organic revenue decline also excludes the effect of acquisitions, divestitures and foreign currency. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. The unavailable information could have a significant impact on the Company’s first quarter and full year 2021 GAAP financial results.

3. Organic Growth Reconciliation

The components of the changes in net sales for the three months ended September 30, 2020 versus the three months ended September 30, 2019, including organic growth, is shown below (unaudited):

(in millions)	Net Sales for the Three Months Ended September 30, 2019	Base Year Adjustments - Divestitures and Other		Adjusted Base Net Sales for the Three Months Ended September 30, 2019	Acquisitions		Foreign Currency		Organic Growth		Net Sales for the Three Months Ended September 30, 2020
Building Solutions North America	$2,401	$—	—	$2,401	$—	—	$(2)	—	$(156)	-6%	$2,243	-7%
Building Solutions EMEA/LA	948	10	1%	958	11	1%	6	1%	(69)	-7%	906	-4%
Building Solutions Asia Pacific	726	—	—	726	2	—	8	1%	(75)	-10%	661	-9%
Total field	4,075	10	—	4,085	13	—	12	—	(300)	-7%	3,810	-7%
Global Products	2,199	(9)	—	2,190	2	—	15	1%	(63)	-3%	2,144	-3%
Total net sales	$6,274	$1	—	$6,275	$15	—	$27	—	$(363)	-6%	$5,954	-5%

The components of the changes in net sales for the twelve months ended September 30, 2020 versus the twelve months ended September 30, 2019, including organic growth, is shown below (unaudited):

(in millions)	Net Sales for the Twelve Months Ended September 30, 2019	Base Year Adjustments - Divestitures and Other		Adjusted Base Net Sales for the Twelve Months Ended September 30, 2019	Acquisitions		Foreign Currency		Organic Growth		Net Sales for the Twelve Months Ended September 30, 2020
Building Solutions North America	$9,031	$(2)	—	$9,029	$—	—	$(12)	—	$(412)	-5%	$8,605	-5%
Building Solutions EMEA/LA	3,655	(7)	—	3,648	38	1%	(96)	-3%	(150)	-4%	3,440	-6%
Building Solutions Asia Pacific	2,658	—	—	2,658	8	—	(31)	-1%	(232)	-9%	2,403	-10%
Total field	15,344	(9)	—	15,335	46	—	(139)	-1%	(794)	-5%	14,448	-6%
Global Products	8,624	(30)	—	8,594	7	—	(11)	—	(721)	-8%	7,869	-9%
Total net sales	$23,968	$(39)	—	$23,929	$53	—	$(150)	-1%	$(1,515)	-6%	$22,317	-7%

The components of the changes in segment EBITA and EBIT for the three months ended September 30, 2020 versus the three months ended September 30, 2019, including organic growth, is shown below (unaudited):

(in millions)	Adjusted Segment EBITA / EBIT for the Three Months Ended September 30, 2019	Base Year Adjustments - Divestitures and Other		Adjusted Base Segment EBITA / EBIT for the Three Months Ended September 30, 2019	Acquisitions		Foreign Currency		Organic Growth		Adjusted Segment EBITA / EBIT for the Three Months Ended September 30, 2020
Building Solutions North America	$357	$—	—	$357	$—	—	$—	—	$(12)	-3%	$345	-3%
Building Solutions EMEA/LA	111	1	1%	112	2	2%	(1)	-1%	(10)	-9%	103	-7%
Building Solutions Asia Pacific	103	—	—	103	—	—	2	2%	(8)	-8%	97	-6%
Total field	571	1	—	572	2	—	1	—	(30)	-5%	545	-5%
Global Products	419	(1)	—	418	—	—	2	—	(39)	-9%	381	-9%
Total adjusted segment EBITA	990	—	—	990	$2	—	$3	—	$(69)	-7%	926	-6%

Corporate expenses	(89)	—		(89)							(58)	35%
Amortization of intangible assets	(89)	—		(89)							(98)	-10%
Total adjusted EBIT	$812	$—		$812							$770	-5%

The components of the changes in segment EBITA and EBIT for the twelve months ended September 30, 2020 versus the twelve months ended September 30, 2019, including organic growth, is shown below (unaudited):

(in millions)	Adjusted Segment EBITA / EBIT for the Twelve Months Ended September 30, 2019	Base Year Adjustments - Divestitures and Other		Adjusted Base Segment EBITA / EBIT for the Twelve Months Ended September 30, 2019	Acquisitions		Foreign Currency		Organic Growth		Adjusted Segment EBITA / EBIT for the Twelve Months Ended September 30, 2020
Building Solutions North America	$1,179	$—	—	$1,179	$—	—	$(1)	—	$(10)	-1%	$1,168	-1%
Building Solutions EMEA/LA	372	—	—	372	7	2%	(17)	-5%	(22)	-6%	340	-9%
Building Solutions Asia Pacific	343	—	—	343	1	—	—	—	(18)	-5%	326	-5%
Total field	1,894	—	—	1,894	8	—	(18)	-1%	(50)	-3%	1,834	-3%
Global Products	1,349	(2)	—	1,347	(2)	—	(5)	—	(154)	-11%	1,186	-12%
Total adjusted segment EBITA	3,243	(2)	—	3,241	$6	—	$(23)	-1%	$(204)	-6%	3,020	-7%

Corporate expenses	(376)	—		(376)							(269)	28%
Amortization of intangible assets	(377)	—		(377)							(386)	-2%
Total adjusted EBIT	$2,490	$(2)		$2,488							$2,365	-5%

4. Adjusted Free Cash Flow Reconciliation

The Company's press release contains financial information regarding free cash flow, adjusted free cash flow and adjusted free cash flow conversion, which are non-GAAP performance measures. Free cash flow is defined as cash provided by operating activities less capital expenditures. Adjusted free cash flow excludes special items, as included in the table below, because these cash flows are not considered to be directly related to its underlying businesses. Adjusted free cash flow conversion is defined as adjusted free cash flow divided by adjusted net income. Management believes these non-GAAP measures are useful to investors in understanding the strength of the Company and its ability to generate cash.

The following is the three months and twelve months ended September 30, 2020 and 2019 reconciliation of free cash flow, adjusted free cash flow and adjusted free cash flow conversion for continuing operations (unaudited):

(in billions)	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Twelve Months Ended September 30, 2020	Twelve Months Ended September 30, 2019
Cash provided by operating activities from continuing operations	$1.0	$1.0	$2.5	$1.7
Capital expenditures	(0.1)	(0.2)	(0.4)	(0.6)
Reported free cash flow *	0.9	0.8	2.0	1.2

Adjusting items:
Transaction/integration costs	0.1	0.1	0.2	0.3
Restructuring payments	0.1	—	0.2	0.1
Nonrecurring tax payments (refunds)	—	0.1	(0.6)	0.1
Total adjusting items *	0.2	0.2	(0.1)	0.5
Adjusted free cash flow *	$1.0	$1.0	$1.9	$1.7

Adjusted net income from continuing operations
attributable to JCI	$0.6	$0.6	$1.7	$1.7
Adjusted free cash flow conversion	167%	167%	115%	99%

* May not sum due to rounding

5. Net Debt to EBITDA

The Company provides financial information regarding net debt to adjusted EBITDA, which is a non-GAAP performance measure. The Company believes the total net debt to adjusted EBITDA ratio is useful to understanding the Company's financial condition as it provides a review of the extent to which the Company relies on external debt financing for its funding and is a measure of risk to its shareholders. The following is the September 30, 2020, June 30, 2020 and September 30, 2019 calculation of net debt to adjusted EBITDA (unaudited):

(in millions)	September 30, 2020	June 30, 2020	September 30, 2019
Short-term debt and current portion of long-term debt	$293	$2,423	$511
Long-term debt	7,526	5,671	6,708
Total debt	7,819	8,094	7,219
Less: cash and cash equivalents	1,951	2,342	2,805
Total net debt	$5,868	$5,752	$4,414

Last twelve months adjusted EBITDA	$3,187	$3,223	$3,315

Total net debt to adjusted EBITDA	1.8x	1.8x	1.3x

The following is the last twelve months ended September 30, 2020, June 30, 2020 and September 30, 2019 reconciliation of income from continuing operations to adjusted EBIT and adjusted EBITDA, which are non-GAAP performance measures (unaudited):

(in millions)	Last Twelve Months Ended September 30, 2020	Last Twelve Months Ended June 30, 2020	Twelve Months Ended September 30, 2019
Income from continuing operations	$795	$959	$1,289
Income tax (benefit) provision	108	(550)	(233)
Net financing charges	231	217	350
EBIT	1,134	626	1,406
Adjusting items:
Transaction costs	—	4	11
Integration costs	135	214	306
Net mark-to-market adjustments	274	780	618
Restructuring and impairment costs	783	783	235
Acquisition related compensation charge	39	—	—
Tax indemnification reserve release	—	—	(226)
Environmental reserve	—	—	140
Adjusted EBIT (1)	2,365	2,407	2,490
Depreciation and amortization	822	816	825
Adjusted EBITDA (1)	$3,187	$3,223	$3,315

(1) The Company's definition of adjusted EBIT and adjusted EBITDA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its businesses. Management believes this non-GAAP measure is useful to investors in understanding the ongoing operations and business trends of the Company.

6. Income Taxes

The Company's effective tax rate from continuing operations before consideration of transaction/integration costs, net mark-to-market adjustments, environmental reserve, tax indemnification reserve release, restructuring and impairment costs, acquisition related compensation charge, loss on extinguishment of debt and discrete tax items for the three and twelve months ending September 30, 2020 and September 30, 2019 is approximately 13.5%.

7. Restructuring and Impairment Costs

The twelve months ended September 30, 2020 include restructuring and impairment costs of $783 million related primarily to workforce reductions, plant closures, asset impairments, and indefinite-lived intangible asset and goodwill impairments primarily related to the Company's retail business. The twelve months ended September 30, 2019 include restructuring and impairment costs of $235 million related to the impairment of a Global Products business classified as held for sale.

8. Leases

On October 1, 2019, the Company adopted ASU 2016-02, "Leases (Topic 842)," which requires recognition of operating leases as a lease asset and liabilities on the balance sheet. The adoption of the new guidance resulted in recognition of a right-of-use asset and related lease liabilities of $1.1 billion.